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                                                                     Exhibit 4.2

                             SUPPLEMENTAL INDENTURE

               This Supplemental Indenture (this "Supplemental Indenture"), dated as of May 18, 2004, by and among GSE Lining Technology, Inc., a Delaware corporation, GSE International, Inc. a Delaware corporation, GSE Clay Lining Technology Co., a South Dakota general partnership (each a "Guaranteeing Subsidiary" and, collectively, the "Guaranteeing Subsidiaries"), each of which is a direct or indirect subsidiary of Gundle/SLT Environmental, Inc. (or its permitted successor), a Delaware corporation (the "Company"), the Company and U.S. Bank National Association, as trustee under the Indenture referred to below (the "Trustee").

                               W I T N E S S E T H

               WHEREAS, GEO Sub Corp. ("GEO Sub") has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of May 18, 2004, providing for the issuance of 11 % Senior Notes due 2012 (the "Notes");

               WHEREAS, upon the merger of GEO Sub with and into the Company pursuant to the Merger Agreement, all of the obligations of GEO Sub under the Indenture become obligations of the Company as the surviving entity of the merger;

               WHEREAS, the Indenture provides that under certain circumstances each of the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which any newly-acquired or created Guarantor shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Subsidiary Guarantee"); and

               WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

               NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

               1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

               2. ASSUMPTION OF OBLIGATIONS.The Company hereby expressly assumes all of the respective obligations of GEO Sub as issuer of the Notes under the Indenture.

               3. AGREEMENT TO GUARANTEE. Each of the Guaranteeing Subsidiaries irrevocably and unconditionally guarantees on a senior basis the Guarantee Obligations, which include (i) the due and punctual payment of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest on the Notes, and payment of expenses, and the due and punctual performance of all other obligations of the Company, to the Holders or the Trustee all in accordance with the terms set forth in Article X of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be

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promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise.

               The obligations of the Guaranteeing Subsidiaries to the Holders and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee.

               No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of any Guaranteeing Subsidiary (or any such successor entity), as such, shall have any liability for any obligations of any Guaranteeing Subsidiary under this Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, except in their capacity as an obligor or Guarantor of the Notes in accordance with the Indenture.

               This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon each Guaranteeing Subsidiary and its successors and assigns until full and final payment of all of the Company's obligations under the Notes and Indenture or until released in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectibility.

               The obligations of the Guaranteeing Subsidiary under its Subsidiary Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

               THE TERMS OF ARTICLE X OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

               4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

               5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

               6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

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               IN WITNESS WHEREOF, the parties hereto have caused this
Supplemental Indenture to be duly executed and attested, all as of the date first above written.


                           THE COMPANY:
                           GUNDLE/SLT ENVIRONMENTAL, INC.

                           By:  /s/ SAMIR T. BADAWI
                                --------------------------------------
                                Name:  Samir T. Badawi
                                Title: President and Chief Executive Officer


                           GUARANTEEING SUBSIDIARIES:
                           GSE LINING TECHNOLOGY, INC.

                           By:   /s/ SAMIR T. BADAWI
                                --------------------------------------
                                 Name:  Samir T. Badawi
                                 Title: President

                           GSE INTERNATIONAL, INC.

                           By:   /s/ SAMIR T. BADAWI
                                --------------------------------------
                                 Name:  Samir T. Badawi
                                 Title: President

                           GSE CLAY LINING TECHNOLOGY CO.

                           By:   /s/ SAMIR T. BADAWI
                                --------------------------------------
                                 Name:  Samir T. Badawi
                                 Title: Authorized Signatory

                           THE TRUSTEE:
                           U.S. Bank National Association

                           By:  /s/ RICHARD PROKOSCH
                                --------------------------------------
                                Name:  Richard Prokosch
                                Title: Vice President